UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-27251

24/7 Kid Doc, Inc.

(Exact name of registrant as specified in its charter)

3304 Stonesthrow Dr., Newton, NC 28658

Telephone: (844) 303-8006

(Address, including zip code, and telephone number of registrant’s principal executive offices)

Common Stock, $0.0001 par value

(Title of each class of securities covered by this Form)

None

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)

[X]

Rule 12g-4(a)(2)

[   ]

Rule 12h-3(b)(1)(i)

[X]

Rule 12h-3(b)(1)(ii)

[   ]

Rule 15d-6

[   ]

Rule 15d-22(b)

[   ]

Approximate number of holders of record as of the certification or notice date: 171

Pursuant to the requirements of the Securities Exchange Act of 1934, 24/7 Kid Doc, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:   February 17, 2017

By:  /s/Timothy Shannon

            Timothy Shannon

            Chief Executive Officer